Exhibit 5.2

Montréal, January 12, 2004

Quebecor World Inc.
612 Saint-Jacques Street
Montreal, Quebec
H2X 3W4

Ladies and Gentlemen:

RE:	US$200,000,000 4 7/8% Senior Notes due November 15, 2008 US$400,000,000 6 1/8% Senior Notes due November 15, 2013 (the "Senior Notes")

        We have acted as Canadian counsel to Quebecor World Inc., a company incorporated under and governed by the laws of Canada ("Quebecor World"), and Quebecor World's wholly-owned indirect finance subsidiary Quebecor World Capital Corporation, a company incorporated under and governed by the laws of Delaware ("Quebecor Capital") in connection with the issuance by Quebecor Capital of an aggregate principal amount of US$200,000,000 of its new 4 7/8% Senior Notes due November 15, 2008 and an aggregate principal amount of US$400,000,000 of its new 6 1/8% Senior Notes due November 15, 2013 (collectively, the "Exchange Notes"), and the issuance by Quebecor World of its guarantees accompanying the Exchange Notes (collectively, the "Exchange Guarantees"). Quebecor World has, in respect of the Exchange Guarantees, filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), a Registration Statement on Form F-9 and Quebecor Capital has, in respect of the Exchange Notes, filed with the Commission a Registration Statement on Form F-4. The combined Registration Statements on Forms F-9 and F-4 (the "Registration Statement") relate to Quebecor Capital's offer to exchange the Exchange Notes and related Exchange Guarantees for all of its outstanding 4 7/8% Senior Notes due November 15, 2008 and 6 1/8% Senior Notes due November 15, 2013 (collectively, the "Outstanding Notes" and, together with the Exchange Notes, the "Notes") as set forth in the prospectus forming a part of the Registration Statement (the "Prospectus"). The Exchange Notes will be issued, and the Outstanding Notes were issued, pursuant to an indenture (the "Indenture") dated as of November 3, 2003 among the Quebecor Capital, Quebecor World and Citibank, N.A. as trustee. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Prospectus.

        We have examined the Registration Statement including the Prospectus, the Indenture, the Guarantees, the Notes, such corporate records of the Quebecor World and Quebecor Capital, such certificates of officers of Quebecor World and Quebecor Capital, public officials and others and original, copies or facsimiles of such other agreements, instruments, certificates and documents as we have deemed necessary or advisable as a basis for the opinion expressed below.

        We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies. We have assumed the accuracy and completeness of the corporate records of Quebecor World and Quebecor Capital and the certificates of officers of Quebecor World and Quebecor Capital, public officials and others, examined by us.

        We are solicitors qualified to practice law only in the Provinces of Quebec, Ontario and British Columbia, and we express no opinion herein as to any laws, or any matters governed by any laws, other than the laws of the Provinces of Quebec and the federal laws of Canada applicable therein, all as of the date hereof. Our opinion below with respect to execution and delivery is limited to the extent that execution and delivery are matters governed by the laws of the Province of Quebec and the federal laws of Canada applicable therein.

        Based upon and subject to the foregoing, we are of the opinion that the Indenture has been duly authorized, executed and delivered by Quebecor World, that the Exchange Guarantees have been duly authorized by Quebecor World and, when the Exchange Notes are issued, executed and delivered by Quebecor Capital and Quebecor World and authenticated by the Trustee pursuant to the terms and conditions of the Indenture, the Guarantees will be validly issued, executed and delivered by Quebecor World.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the headings "Enforceability of Civil Liabilities", "Risk Factors — U.S. investors of the notes may have difficulties enforcing certain civil liabilities", "Description of the Notes — Enforceability of Judgments" and "Legal Matters" in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours truly,

(signed)

OGILVY RENAULT